Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact: Glenn Eanes

Treasurer

540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES THIRD QUARTER

DECLARES CASH DIVIDEND

Winchester, Virginia (February 26, 2003) — American Woodmark Corporation (Nasdaq/NM: AMWD) today announced results for the third quarter ended January 31, 2003.

Net sales increased 10% from the prior year to $136,684,000. Sales growth in the third quarter was the result of continued growth in both the remodel and new construction sectors. The Company had previously issued forward guidance that anticipated sales growth of approximately 5% for the quarter. The guidance was based on the Company’s forecast for outbound shipments. At the end of the quarter, the Company experienced reduced cycle times between shipment and receipt by customers. The reduced cycle time accounted for approximately one quarter of the net sales increase of 10%.

Gross profit was 22.2%, down from 25.8% the previous year, due to the combination of temporary operating inefficiencies early in the quarter and fixed costs associated with new capacity. As discussed in the Company’s second quarter announcement, the operating inefficiencies were the result of variations in demand and the need to rebalance material flows with the addition of new capacity. While the inefficiencies were eliminated by the end of November, the excess cost incurred to meet customer commitments had a negative impact on the quarter. Gross profit was also impacted by costs associated with the Company’s new capacity brought on-line during the fall of calendar 2002. The investments in additional capacity are designed to support the Company’s long-term growth and fixed expenses relating to the unused portion of the new capacity unfavorably impacted gross profit.

Selling, general and administrative cost decreased from 15.5% of net sales to 14.0% primarily due to cost management efforts and the reduction in costs relating to the Company’s pay-for-performance employee incentive plans.

Net income for the quarter was $6,757,000, or $0.80 per diluted share, compared to $7,669,000, or $0.91 per diluted share, in the prior year. Net income was higher than forward guidance of $0.60 to $0.65 per diluted share primarily due to higher than anticipated net sales as discussed above.

Looking forward to the fourth fiscal quarter ending April 30, 2003, the Company anticipates an increase in sales of 5% to 7% over the prior year. The Company expects to experience solid growth in the new construction sector based on the Company’s partnerships with leading homebuilders and the continuing strength in housing starts. The Company is currently forecasting reduced growth in the remodel market due to the impact of store resets at home center outlets and the potential for lower overall consumer activity as a result of concerns about world events. Margins should continue to improve throughout the quarter due to increased capacity utilization. Based on higher volume and projected gross profit of approximately 24%, the Company believes that net income will be in the range of $0.90 to $0.95 per diluted share.

The Board of Directors has approved a quarterly cash dividend of $0.05 per share to be paid on March 20, 2003, to shareholders of record on March 6, 2003.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and home manufacturers and through a network of independent distributors. The Company presently operates thirteen manufacturing facilities and eight service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended January 31		Nine Months Ended January 31
	2003	2002	2003	2002
Net Sales	$136,684	$123,705	$419,125	$366,626
Cost of Sales & Distribution	106,314	91,848	317,709	273,068

Gross Profit	30,370	31,857	101,416	93,558
SG&A Expense	19,073	19,116	59,715	54,701

Operating Income	11,297	12,741	41,701	38,857
Interest & Other Income/Expense	189	65	192	845
Income Tax Expense	4,351	5,007	16,359	14,994

Net Income	$6,757	$7,669	$25,150	$23,018

Earnings Per Share:

Weighted Average Shares Outstanding— Diluted	8,399,513	8,416,977	8,438,568	8,371,030

Earnings Per Diluted Share	$0.80	$0.91	$2.98	$2.75

Balance Sheet

	January 31 2003	April 30 2002
Cash & Cash Equivalents	$10,912	$13,083
Customer Receivables	33,279	32,246
Inventories	40,613	34,872
Other Current Assets	11,120	10,310

Total Current Assets	95,924	90,511
Property, Plant & Equipment	137,893	122,405
Other Assets	17,949	21,306

Total Assets	$251,766	$234,222

Current Portion—Long-Term Debt	$900	$3,218
Accounts Payable & Accrued Expenses	54,907	61,179

Total Current Liabilities	55,807	64,397
Long-Term Debt	19,076	14,398
Other Liabilities	12,093	10,258

Total Liabilities	86,976	89,053
Stockholders’ Equity	164,790	145,169

Total Liabilities & Stockholders’ Equity	$251,766	$234,222